EXHIBIT 23.1

[LOGO]

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in this Registration Statement, as amended, of Todhunter International Inc. and Subsidiaries and the Prospectus, which is part of this Registration Statement on Form S-2 (Registration No. 333-118666) of our report, dated November 24, 2004, except for the last paragraph in (i) of Note 9 as to which the date is December 20, 2004, which appears in the annual report on Form 10-K and 10-K/A of Todhunter International, Inc. for the year ended September 30, 2004.

        We also consent to the reference to our Firm under the captions "Experts" in such Prospectus.

/s/ McGladrey & Pullen, LLP

West Palm Beach, Florida
March 11, 2005

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.